Exhibit 10.1

COMMODITY RISK MANAGEMENT CONSULTING AGREEMENT

This agreement is between JOHN STEWART & ASSOCIATES, MINNESOTA BRANCH (“JS&A”), whose address is: 2353 Rice Street, Suite 125, Roseville, MN 55113, and HIGHWATER ETHANOL, LLC (“HIGHWATER”), whose address is: P.O. Box 96, Lamberton, MN 56152.

WHEREAS: HIGHWATER wishes to engage JS&A as a consultant to provide advice regarding the purchase and sale of commodities and,

WHEREAS: JS&A wishes to provide the services outlined below in exchange for compensation specified herein,

THE PARTIES AGREE AS FOLLOWS:

1.              JS&A agrees to provide HIGHWATER with advice regarding commodities owned or expected to be owned by HIGHWATER, in an effort to control the price risk of commodity ownership and achieve satisfactory operating margins.

2.              In addition, JS&A will make available to HIGHWATER its proprietary resources for price forecasting, regional S/D’s, basis analysis, and margin management and analysis.

3.              JS&A does not view risk management in a processing environment as a function of picking the highs and lows of individual commodity prices at any given point in time. Rather, JS&A seeks to maximize the expected margin between commodity input costs and revenue from the finished products in a given time period.

4.              JS&A will avail itself to HIGHWATER’s Board of Directors and Executive Staff, regarding the rationale for any proposed positions, its risk parameters, and an estimate of the capital required to establish and maintain hedge positions.

5.              In exchange for the above services, HIGHWATER will pay JS&A a consulting fee of $2,500.00 (Two Thousand-Five Hundred Dollars) per month. The consulting fee will commence on May 1, 2009. JS&A will invoice fees monthly with payment terms of Net due within fifteen days of invoice.

6.              HIGHWATER will pay a brokerage commission on futures, options and OTC contracts made in its JOHN STEWART & ASSOCIATES brokerage account with ADM Investor Services. The rate for Chicago Board of Trade Exchange traded futures and options transactions will be $15.00 (Fifteen Dollars) per contract round turn (purchase and sale). Commissions are charged on a half-in, half-out basis. Commission rates may be changed by mutual agreement between the parties without affecting any other provisions of this agreement.

7.              This agreement does not preclude or limit JS&A from conducting its normal course of business with other customers of JS&A.

8.              Except as required by any governmental agency, court or tribunal of competent jurisdiction, JS&A shall not disclose to any third party any confidential information obtained as a result of the business relationship between HIGHWATER and JS&A.

9.              This agreement shall remain in effect for no less than one (1) year following the date of JS&A’s first invoice. After one (1) year elapses, this agreement shall remain in force on a month-to-month basis thereafter, and may not be terminated, unless either party notifies the other, in writing, thirty (30) days notice of its desire to terminate this agreement.

10.       Each party will indemnify and hold the other and its directors, officers, employees, and agents harmless from losses, claims, liability, damages or expenses, including attorney fees and other litigation expenses, suffered as a result of gross negligence, willful misconduct, misrepresentation or breach of a warranty, covenant or agreement between the parties. This provision shall survive the termination or expiration of this Agreement.

11.       HIGHWATER acknowledges that commodity trading involves high levels of risk. There is no guarantee that trades recommended by JS&A will achieve their intended purpose. HIGHWATER further acknowledges that trading futures, options and OTC contracts may result in losses in excess of its initial investment.

If the foregoing correctly sets forth the understanding of HIGHWATER and JS&A, please sign below.

Sincerely,
John Stewart & Associates, MN Branch

/s/ Philip J. Coffin

Signed:

Philip J. Coffin

AGREED AND ACCEPTED:

HIGHWATER

/s/ Mark Peterson
By:

Mark Peterson - CFO	4/28/2009
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